      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH __, 1998
                                                     REGISTRATION NO. 333-27317


================================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          WABASH NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   52-1375208
                      (I.R.S. Employer Identification No.)

                          1000 Sagamore Parkway South
                           Lafayette, Indiana  47905
                                 (765) 448-1591
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------
                               DONALD J. EHRLICH
                          WABASH NATIONAL CORPORATION
                          1000 SAGAMORE PARKWAY SOUTH
                           LAFAYETTE, INDIANA  47905
                                 (317) 448-1591
          (name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                       111 S. CALVERT STREET, SUITE 1600
                           BALTIMORE, MARYLAND  21202
                                 (410) 659-2741

                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                     ---------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                          SUBJECT TO COMPLETION

                                                                 MARCH __, 1998


                          WABASH NATIONAL CORPORATION

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            SERIES B 6% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK,
                       STATED VALUE $50.00 PER SHARE 6%
                 CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007


                             ---------------------


   This Prospectus relates to the offering by Fruehauf Trailer Corporation (the "Selling Stockholder") of up to 200,000 shares of common stock, $.01 par value ("Common Stock") and 352,000 shares of Series B 6% Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") of Wabash National Corporation ("Wabash" or the "Company"). This Prospectus also relates to the offer and sale by the Selling Stockholder of shares of Common Stock that may be acquired by the Selling Stockholder upon conversion of the Preferred Stock and 6% Convertible Subordinated Debentures due 2007 ("Debentures") that may be acquired by the Selling Stockholder upon exchange of the Preferred Stock. The Common Stock, Preferred Stock and Debentures are sometimes collectively referred to herein as the "Wabash Securities." The Company will not receive any proceeds from the sale of the Wabash Securities by the Selling Stockholder.



   The Company's Common Stock is traded on the New York Stock Exchange under the symbol "WNC." On March __, 1998 the reported last sale price of the Common Stock on the New York Stock Exchange ("NYSE") was $____ per share.


   The Wabash Securities may be offered and sold from time to time by the Selling Stockholder directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Wabash Securities as principals. In connection with any sales by the Selling Stockholder of Wabash Securities hereunder, the Selling Stockholder and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The distribution of the Wabash Securities by the Selling Stockholder may be effected in one or more transactions that may take place on the New York Stock Exchange or otherwise, including block trades or ordinary brokers' transactions, or through privately negotiated transactions, through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales. See "Selling Stockholder and Plan of Distribution."

   See "Risk Factors" beginning on page 3 for certain considerations relevant to an investment in the Wabash Securities.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus is                 , 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange and reports and other information concerning the registrant can be inspected at such exchange.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Wabash Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the description of the Company's Common Stock, Preferred Stock Purchase Rights and the Preferred Stock set forth in the Company's Registration Statements on Form 8-A filed under the Exchange Act including all amendments and reports filed for the purpose of updating such descriptions. All documents filed by the Company with the Commission pursuant to Sections 13(a) of the Exchange Act and any definitive proxy statement so filed pursuant to
Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to Connie L. Koleszar, Wabash National Corporation, Investor Relations, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 (telephone (765) 448-1591).


                                  RISK FACTORS

    In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Wabash Securities.

    Competition. The truck trailer manufacturing industry is highly competitive. The Company competes with other trailer manufacturers of varying sizes, some of which have may have greater financial resources than the Company. Barriers to entry in the truck trailer manufacturing industry are low and, therefore, it is possible that additional competitors could enter the market at any time. The industry in which the Company competes is characterized by high leverage and has experienced a number of bankruptcies and financial stresses that has resulted in significant pricing pressures. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors.

    Dependence on Key Management. The success of the Company's business is and will continue to be highly dependent upon its President, Donald J. Ehrlich, and other members of senior management. The loss of any of their services could have a material adverse effect upon the Company's business and development.


    Reliance on Certain Customers and Corporate Partnerships. The Company has entered into corporate partnering relationships with a number of customers whereby the Company supplies the requirements of its customers. To a significant extent, the Company's success is dependent upon its corporate partners and the Company often is unable to predict the level of demand for its products from those partners, or their timing of orders.



    Shortages of Raw Materials. The Company currently relies on a few suppliers for certain key raw materials in the manufacturing of truck trailers. The loss of its suppliers or the inability of the suppliers to meet the Company's price, quality, quantity, and deliver requirements would have a material adverse effect on the business of the Company.


    Dependence on Industry Trends. The truck trailer manufacturing industry has historically been and is expected to continue to be cyclical and affected by overall economic conditions in the transportation industry. Sales of new truck trailers have historically been subject to cyclical variations based on a six to eight year replacement cycle. Poor economic conditions also have adversely affected demand for new trailers and have led to an overall aging of trailer fleets beyond this typical cycle.

    Export Sales and New Markets. The Company continues to derive a growing portion of its sales from international sales and the export of the Company's products to new markets. International operations are subject to inherent risks, including fluctuations in exchange rates, credit risks, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, longer accounts receivable payment cycles and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on the Company's business.

    Acceptance of New Technology and Products. The Company has recently introduced new products and prototypes including the composite plate trailer, constructed from a high density vinyl core with a steel skin and the AllRailer railcar, a fully enclosed high-speed railcar. There can be no assurance that these or other new products or technologies will achieve widespread market acceptance. There can also be no assurance that new technologies or products introduced by competitors will not render the Company's products obsolete or uncompetitive.

    Government Regulation. Truck trailer, length, height, width, maximum weight capacity and other specifications are regulated by individual states. The Federal Government also regulates certain safety features incorporated in the design of truck trailers. Changes or anticipation of changes in these regulations can have a material impact on the Company's customers and may affect the financial results of the Company. In addition, the Company's manufacturing operations are subject to environmental laws enforced by federal, state and local agencies.


    Recent Acquisitions. On April 16, 1997 the Company acquired a significant portion of the assets associated with the trailer manufacturing and parts distribution business of Fruehauf Trailer Corporation. These assets included two manufacturing plants, a parts distribution center and several branch locations. The Company has limited experience in managing the acquired business and the Fruehauf operations were operating in bankruptcy at the time of the acquisition. No assurance can be given that this acquisition will ultimately prove successful to Wabash.


                                  THE COMPANY

    Wabash was incorporated in Delaware in 1991 and is the successor by merger to a Maryland corporation organized in 1985. Wabash designs, manufactures and markets standard and customized truck trailers and bimodal vehicles and produces and sells aftermarket parts. Through its finance subsidiary, the Company also provides leasing and financing programs to its customers for new and used trailers. As used herein, the term "Company" or "Wabash" means Wabash National Corporation and its subsidiaries. The principal executive offices of the Company are located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, telephone
(765) 448-1591.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                          1997        1996        1995        1994         1993        1992
                                          ----        ----        ----        ----         ----        ----
 Pre-tax Income                          $25,790   $ 6,035     $40,309      $39,588     $25,870     $14,506

 Fixed Charges:

    Interest                              16,100     10,257       6,251        2,684       1,388         704
    Amortization of Debt Expense             108        249          73           38          27          19
    Rent Expense - Interest Portion        2,459         --          --           --          --          --
    Preferred Stock Dividend                 742         --          --           --          --          --
                                        --------     ------     -------      -------     -------     -------
            Total Fixed Charges           19,409     10,506       6,324        2,722       1,415         723

 Total Earnings plus Fixed Charges        45,199     16,541      46,633       42,310      27,285      15,229

 Ratio of Earnings to Fixed                  2.3        1.6         7.4         15.5        19.3        21.1
                                        ========    =======     =======      =======     =======     =======
 Charges



                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Wabash Securities by the Selling Stockholder.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION


    Fruehauf Trailer Corporation is offering the Wabash Securities as the Selling Stockholder. This Prospectus relates to (i) the offering by the Selling Stockholder for resale of up to 200,000 shares of Common Stock and 352,000 shares of Preferred Stock of the Company owned by the Selling Stockholder, (ii) the offering by the Selling Stockholder for resale of up to $17,600,000 aggregate principal amount of Debentures that may be acquired by the Selling Stockholder upon exchange for the Preferred Stock at the option of the Company; and (iii) the offering by the Selling Stockholder for resale an indeterminate number of shares of Common Stock that may be acquired by the Selling Stockholder upon conversion of the Preferred Stock or Debentures, as the case may be. Before the Offering, as of March 3, 1998, the Selling Stockholder beneficially owned 4.9% of Common Stock of the Company. After giving effect to the Offering, the Selling Stockholder will beneficially own no shares of Common Stock of the Company.


    The Wabash Securities may be offered and sold from time to time by the Selling Stockholder directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Wabash Securities as principals. In connection with any sales of Wabash Securities hereunder, the Selling Stockholder and any broker-dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. The distribution of the Wabash Securities by the Selling Stockholder may be effected in one or more transactions that may take place on the NYSE or otherwise, including block trades or ordinary brokers' transactions, or through privately negotiated transactions, through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales. Certain expenses incurred in connection with the registration of the securities offered hereby under the federal and state securities laws (currently estimated to be approximately $100,000) are being borne by the Company. The Company will not bear any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents. To the extent required, the specific

Wabash Securities to be sold, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering may be set forth in an accompanying Prospectus Supplement.


    The Registration Statement of which this Prospectus is a part has been filed pursuant to a registration rights agreement between the Company and Selling Stockholder dated April 16, 1997 (the "Registration Rights Agreement"). The Registration Rights Agreement was entered into in connection with the sale of certain assets of the Selling Stockholder to the Company.



    The Selling Stockholder is a debtor and debtor in possession under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101-1330 (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (Case No. 96-1563(PJW)). In connection with the resolution of the Selling Stockholder's chapter 11 case, the possibility exists that the Wabash Securities could be distributed as part of a reorganization plan under chapter 11 of the Bankruptcy Code. If such a distribution were to take place, the registration rights created pursuant to the Registration Rights Agreement would extend to such transferees of the Wabash Securities provided that such transfers are made in accordance with the terms of the Registration Rights Agreement.

                        DESCRIPTION OF WABASH SECURITIES


    The following descriptions of the Wabash Securities are summaries and reference is made to the Company's Certificate of Incorporation, bylaws and the proposed form of Indenture for the Debentures, copies of which have been filed with the Commission. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. Of such authorized shares of preferred stock, 352,000 shares have been designated Series B 6% Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock").


COMMON STOCK

    The holders of the Common Stock of the Company are entitled to receive, pro-rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro-rata, in any other distribution to stockholders. Holders of the common Stock do not have pre-emptive rights or other rights to subscribe for additional shares. There are no redemption or sinking fund provisions.

    Each stockholder is entitled to one vote at stockholders' meetings for each share of Common Stock held. Cumulative voting for the election of directors is not provided for in the Certificate of Incorporation or the By-Laws. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors.

    The Company has adopted a Shareholder Rights Plan intended to protect stockholders from abusive and coercive takeover tactics. Under that Plan, all Common Stock holders are entitled to purchase shares of Common Stock at one-half the then current market price if a person or group acquires 20% or more of the Company's outstanding Common Stock.


    For further information regarding the rights, preferences and privileges of the Common Stock and the terms of the Shareholder Rights Plan, reference is made to the full text of the Company's charter, by-laws and the Shareholder Rights Plan set forth in the exhibits to the Registration Statement.


PREFERRED STOCK

    The Stated Value Per Share of the Preferred Stock is $50.00. With respect to rights upon liquidation, winding up or dissolution and redemption rights, the Preferred Stock will rank (i) junior to any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank prior to the Preferred Stock, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) on a parity with any other series of Preferred Stock duly established by the Board of Directors of the Company, the terms of which shall specifically provide that such series shall rank on a parity with the Preferred Stock, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of capital stock of the Company, including, without limitation, all classes of the Common Stock, par value $0.01 per share, of the Company, whether now existing or hereafter created (the "Common Stock"; all of such classes or series of capital stock of the Company to which the Preferred Stock ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities").


    Dividends. Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of the funds of the Company legally available therefor, a cash dividend at the annual rate of 6% of the Stated Value Per Share (equivalent to $3.00 per share per annum). Dividends with respect to the Preferred Stock are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1997 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Preferred Stock are cumulative and accrue without interest from the date of original issuance. Dividends will be payable to the holders of record as they appear on the stock books of the transfer agent for the Company on such record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors, provided that holders of shares of Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend payment on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares to Common Stock, in which case such holders will receive such payment on the corresponding dividend payment date). Dividends payable on the Preferred Stock for the initial dividend period and dividends payable for any period shorter or longer than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    If dividends are not paid in full upon the Preferred Stock and any other Parity Preferred Stock, all dividends declared upon shares of Preferred Stock and such other Parity Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and the other Parity Preferred Stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and the other Parity Preferred Stock bear to each other. Except as set forth above, unless full cumulative dividends on the Preferred Stock have been paid and funds set aside, dividends (other than dividends paid solely in Common Stock or Junior Securities and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or Junior Securities nor may any Common Stock or Junior Securities be redeemed, purchased, or otherwise acquired for any consideration by the Company (except for repurchases from employees under employee benefit plans and by conversion into or exchange for Common Stock or Junior Securities).

    Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Company and to holders of any stock of the Company with liquidation rights senior to the Preferred Stock, including holders of Senior Preferred Stock), the Stated Value Per Share plus the amount of any dividends accrued thereon through the date of distribution (the "Preferred Stock Liquidation Distribution"). After the Preferred Stock Liquidation Distribution has been made, the holders of shares of Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Preferred Stock Liquidation Distribution to the holders of shares of Preferred Stock, then such assets or the proceeds thereof shall be distributed among the holders of the Preferred Stock ratably in proportion to the respective amounts of the Preferred Stock Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Company into or with another corporation, a merger or consolidation of any other corporation with or into the Company upon the completion of which the stockholders of the Company prior to the merger or consolidation no longer hold a majority of the outstanding equity securities of the Company or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company (any such event, a "Reorganization Event") shall, at the option of the holders of at least 50 % of the Preferred Stock, be deemed to be a Liquidation of the Company.

    Voting Rights. The holders of the Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws, and except as otherwise required by law, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock as a single class, and each share of Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken.

    In addition to any other rights provided by law, the consent of the holders of a majority of issued and outstanding Preferred Stock, in the aggregate and voting separately as a single class, is required to authorize or effect a Reorganization Event or Liquidation.

    If on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, accrued dividends on the shares of Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends on the shares of Preferred Stock at the time outstanding, then, and in any such event, the number of Directors then constituting the Board of Directors shall automatically be increased by two Directors and the holders of shares of Preferred Stock, voting as a single class, shall be entitled at such meeting to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the shares of Preferred Stock shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults.

    Directors elected pursuant to the preceding paragraph will serve until the earlier of (i) the next annual meeting of stockholders of the Corporation and the election (by the holders of shares of Preferred Stock) and qualification of their respective successors or (ii) the date upon which all dividends in default on the shares of Preferred Stock shall have been paid in full. Directors elected pursuant to the preceding paragraph may be removed by, and shall not be removed except by, a vote of the holders of the Preferred Stock, voting as a single class, at a meeting of the stockholders, or the holders of the Preferred Stock called for that purpose. If prior to the end of such term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of Preferred Stock by reason other than removal, such vacancy shall be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director.

    Without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting separately as a class, the Company may not:

    (i) directly or indirectly alter or change the provisions of the Certificate of Incorporation (including through any Certificate of Amendment or Certificate of Designation relating to, or Certificate of Merger or Consolidation which alters or changes or converts pursuant to a merger or consolidation, the Preferred Stock) so as to materially adversely affect (within the meaning of Section 242(b)(2) of the General Corporation Law of the State of Delaware the powers (including voting powers to which each such share is entitled relative to the shares of Common Stock or other capital stock outstanding immediately prior to such alteration, change or conversion except as such voting powers may be affected by the authorization of any new series of Parity Preferred Stock having the same voting rights (other than the right to vote as part of the same class as the Preferred Stock under the rights granted to the Preferred Stock) as Preferred Stock or by the authorization of any other shares of any class which are not entitled to vote together with Preferred Stock in any class vote), preferences or special rights of Preferred Stock; or

    (ii) authorize or create any Senior Preferred Stock or any other class of stock senior to the Preferred Stock as to dividends or upon liquidation.

    Optional Conversion. At any time and from time to time after the initial issuance, any holder of Preferred Stock may convert all or any of the shares of Preferred Stock held by such holder into a number of shares of Common Stock computed by multiplying the number of shares to be converted by the Stated Value Per Share of the Preferred Stock plus the amount of any dividends accrued thereon through the date of distribution and dividing the result by the Conversion Price, which is initially $21.375.

    Adjustment of Conversion Price. The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the distribution of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the distribution to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price (as defined in the Certificate of Designations), or (iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than shares of Preferred Stock upon exercise of a Right), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. Such adjustment shall reduce the Conversion Price to fully offset the economic dilution to the Preferred Stock (on an as converted basis) of the occurrence of the events described above, except that no adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations will be made either to the nearest cent or the nearest 1/100 of a share.

    If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, shares of Preferred Stock will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of shares of Preferred Stock would have owned immediately after the transaction if the holders had converted such shares of Preferred Stock into Common Stock immediately before the effective date of the transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of Preferred Stock (on an as converted basis) the right to elect to receive the securities, cash or other assets into which the Preferred Stock held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfer or share exchanges.

    Conversion Procedure. Any holder of shares of Preferred Stock desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of such Preferred Stock to be converted, duly endorsed in favor of the Company or in blank and accompanied by proper instruments of transfer, at the principal business office of the Company (or such other place as may be designated by the Company), and shall give written notice to the Company at that office of its election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. In the event any Preferred Stock is called for redemption or exchange, the conversion rights pertaining thereto shall terminate at the close of business on the business day immediately preceding each redemption or exchange date, unless the Company defaults in payment of the redemption price or issuance of the Debentures in exchange.

    Exchange. The Preferred Stock is exchangeable, at any time and from time to time, by the Company, in whole or in part, upon at least 30 days but no more than 60 days prior written notice to the holders of Preferred Stock to be so exchanged through the issuance of 6% Convertible Subordinated Debentures due 2007 ("Debentures") in redemption of and in exchange for the Preferred Stock. Holders of the Preferred Stock will be entitled to receive $50 principal amount of Debentures in exchange for each share of Preferred Stock held by them at the time of exchange provided that all accrued dividends to the date of exchange have been paid.

    Optional Redemption. The Preferred Stock is subject to redemption on a pro-rata basis (based on the number of shares), at the option of the Company, in whole or from time to time in part, in each case as set forth below, (i) if at any time prior to April 16, 1999, the average closing price of the Common Stock for 10 consecutive trading days during such period equals or exceeds one hundred forty percent (140%) of the Conversion Price then in effect, then for a period of 60 days following the last day of such 10 day period, at a per share redemption price equal to the Stated Value Per Share plus any dividends accrued thereon to the date of redemption, and (ii) at any time on or after April 16, 1999, at a per share redemption price equal to the Stated Value Per Share plus any dividends accrued thereon to the date of redemption.

    The Company shall give each holder of Preferred Stock written notice of each redemption of Preferred Stock held by such holder not less than 30 days nor more than 45 days prior to any redemption date, specifying such redemption date and the number of shares to be redeemed on such date. Notice of redemption having been so given, the number of shares to be redeemed on the redemption date as specified in such notice shall be so redeemed on the specified redemption date, except to the extent that any share of Preferred Stock which is to be so redeemed shall have been surrendered to the Company for conversion prior to such redemption date.

    Transfer Agent. The registrar and transfer agent for the Preferred Stock is Harris Trust and Savings Bank.

    DEBENTURES

    General. The Debentures will be in registered form and will be issued under an Indenture between the Company and Harris Trust and Savings Bank (the "Trustee"). The Debentures will be unsecured, subordinated obligations of the Company, will be limited in aggregate principal amount to $17.6 million and will mature on April 16, 2007. The Debentures will bear interest at the same annual rate as the dividends payable on the Preferred Stock, from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on March 15 and September 15 of each year, commencing with the first of such dates to occur after the exchange date, to the person in whose name the Debenture is registered at the close of business on the preceding March 1 and September 1, as the case may be. Interest will be payable to the holders of record as they appear on the register of the Company on such record dates, provided that holders of Debentures called for redemption on a redemption date falling between an interest payment record date and the interest payment date shall, in lieu of receiving such interest on the interest payment date fixed therefor, receive such interest payment together with all other accrued and unpaid interest on the date fixed for redemption (unless such holders convert such Debentures to Common Stock in which case such holders will receive such payment on the corresponding dividend payment date). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures will not be subject to any sinking fund. Principal of and premium, if any, and interest on, with respect to, the Debentures will be payable at the office or agency of the Company maintained for such purposes. In addition, payment of interest, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

    The Indenture shall not contain any restriction on the payment of dividends or the repurchase of securities of the Company (except in the case of an event of default under the Indenture) or any financial covenants.

    The payment of principal of and premium, if any, and interest on, with respect to, the Debentures will, to the extent set forth in the Indenture, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company (as defined below), whether outstanding at the date of the Indenture or later incurred. In the event of any default in the payment of the principal of, or interest on, any Senior Indebtedness or any default permitting the acceleration of Senior Indebtedness where notice of such default has been given to the Company, no payment with respect to the payment of principal of and premium, if any, and interest on, with respect to, the Debentures may be made by the Company, whether outstanding at the date of the Indenture or later incurred, unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Debentures will be entitled to receive any payment upon the principal of, premium, if any, and interest on, with respect to, the Debentures. By reason of such subordination, in the event of the insolvency of the Company, holders of Debentures may recover less ratably than holders of Senior Indebtedness and other creditors of the Company.

    "Senior Indebtedness" is defined as the principal of, premium, if any, and interest on (a) any and all other indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Debentures, whether or not contingent and whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which (i) is for money borrowed; (ii) is evidenced by any bond, note, debenture or similar instrument; (iii) represents the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) is an obligation of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) is a reimbursement obligation of the Company with respect to letters of credit; (vi) is an obligation of the Company with respect to interest swap obligations and foreign exchange agreements or
(vii) is an obligation of others secured by a lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of the Company are subject, whether or not the obligations secured thereby shall have been assumed by the Company or shall otherwise be the Company's legal liability, and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Debentures; (ii) any indebtedness or obligation of the Company which, by its terms or the terms of the instrument creating or evidencing it, is both subordinated to any other indebtedness or obligations of the Company and is not superior in right of payment to the Debentures; (iii) any indebtedness or obligation of the Company to any of its subsidiaries and (iv) any indebtedness or obligation which is both incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and constitutes an unsecured trade payable.

    The Company expects from time to time to incur additional indebtedness, including, but not limited to, Senior Indebtedness. The Indenture will not prohibit or limit the incurrence of such additional indebtedness.

    Debenture Conversion Rights. The Debentures may be converted in denominations of $1,000 or integral multiples thereof (plus interest accrued to the date of conversion) at any time prior to maturity at the option of the holder into fully paid, nonassessable shares of Common Stock at a conversion price equal to the Conversion Price with respect to the Preferred Stock as subsequently adjusted. The right to convert Debentures called for redemption will expire at the close of business on the business day prior to the redemption date (the "Conversion Termination

Date") (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed).

    Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest payable on the corresponding interest payment date notwithstanding the conversion thereof following the close of business on such interest payment record date and prior to the close of business on such interest payment date. However, Debentures surrendered for conversion during the period between the close of business on any interest payment record date and the close of business on the corresponding interest payment date (except Debentures called for redemption on a redemption date or with a Conversion Termination Date during such period) must be accompanied by payment of an amount equal to the interest payment to be received on such interest payment date with respect to such Debentures presented for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid interest on converted Debentures or for dividends on the shares of Common Stock issued upon such conversion.

    No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Indenture) on the last trading day before the conversion date.

    Optional Redemption. The Debentures shall be subject to redemption on a pro-rata basis (based on principal amount) at the option of the Company in whole or from time to time in part, in each case as set forth in the Indenture
(i) if at any time prior to April 16, 1999, the average closing price of the Common Stock for ten consecutive trading days during such period equals or exceeds 140% of the Conversion Price then in effect, then for a period of 60 days following the last day of such 10-day period, at a per debenture redemption price in cash equal to the principal amount thereof together with interest accrued thereon to the date of redemption, and (ii) at any time on or after April 16, 1999, at a per debenture redemption price in cash equal to the principal amount thereof together with interest accrued thereon to the date of redemption.

    Notice of redemption will be given to the holders of Debentures not less than 30 nor more than 60 days prior to the redemption date. Any Debentures so called for redemption will be redeemed on the redemption date except to the extent surrendered to the Company for conversion prior to such redemption date.

    Modification of the Indenture. With the consent of the holders of a majority in principal amount of the outstanding Debentures, the Company and the Trustee may, when authorized by resolution of the Company's board of directors, enter into an indenture or indentures supplemental to the Indenture, provided that no such supplemental indenture may, without the consent of the Holder of each outstanding Debenture, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debenture, reduce the principal amount of, or the interest on, or any premium payable on redemption of, any Debenture, (b) reduce the percentage of the principal amount of outstanding Debentures necessary to modify or amend the Indenture or to consent to any waiver provided for in the Indenture, (c) modify certain provisions of the Indenture, (d) make any change that adversely affects the right to convert any Debenture into Common Stock or decrease the conversion rate or increase the conversion price, or (e) make certain changes that would adversely affect the rights of holders of outstanding Debentures.

    Events of Default, Notice and Waiver. The following will be Events of Default under the Indenture: (a) default in the payment of any interest, continued for 30 days; (b) default in the payment of principal (or premium, if any) when due; (c) failure by the Company to issue and deliver Common Stock upon conversion of any Debentures; (d) failure to perform any other covenant of the Company contained in the Indenture, continued for 90 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization relating to the Company. If an Event of Default shall occur and be continuing, the Trustee or the holders of 25% in principal amount of the outstanding Debentures may declare the Debentures due and payable.

    The Indenture will provide that the holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such holders against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debentures at the stated maturity of the principal or interest or both, as the case may be, and to convert such Debentures and to institute suit for the enforcement of any such payment or such conversion.

    The holders of a majority in principal amount of the outstanding debentures may on behalf of the holders of all Debentures waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debentures or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby.

    The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not to the best of their knowledge the Company is in default in the performance and observance of certain terms of the Indenture and, if they have knowledge that the Company is in default, specifying such default.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Wabash Securities offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

================================================================================

          NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND,IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL WABASH OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE NATIONAL IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF CORPORATION THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                        -----------

                    TABLE OF CONTENTS


                                                 PAGE
                                                 ----
 Available Information . . . . . . . . . .         2
 Incorporation of Certain Documents by
   Reference . . . . . . . . . . . . . . .         2
 Risk Factors  . . . . . . . . . . . . . .         3
 The Company . . . . . . . . . . . . . . .         4
 Ratio of Earnings to Fixed Charges  . . .         3
 Use of Proceeds . . . . . . . . . . . . .         4
 Selling Stockholder and Plan of
   Distribution  . . . . . . . . . . . . .         4
 Description of Wabash Securities  . . . .         6
 Legal Matters . . . . . . . . . . . . . .        13
 Experts . . . . . . . . . . . . . . . . .        13


================================================================================


================================================================================


                                    WABASH
                                   NATIONAL
                                 CORPORATION



                                 COMMON STOCK

                            SERIES B 6% CUMULATIVE
                           CONVERTIBLE EXCHANGEABLE
                               PREFERRED STOCK

                         6% CONVERTIBLE SUBORDINATED
                             DEBENTURES DUE 2007



                           ------------------------

                                  PROSPECTUS

                           ------------------------





                                               , 1998
                               ------------ ---



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

                     SEC registration fee...........................................        $ 11,061
                     Accounting fees and expenses...................................          10,000
                     Legal fees and expenses........................................          25,000
                     Blue Sky fees and expenses (including counsel fees)............           1,000
                     Printing and engraving expenses................................           5,000
                     Transfer agent's and registrar's fees and expenses.............          10,000
                     Trustee's fees.................................................          15,000
                     Miscellaneous expenses, including Listing Fees.................          25,000
                                                                                            --------
                          Total.....................................................        $102,061
                                                                                            --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article TENTH of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent not permitted under Delaware General Corporation Law.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)   Exhibits:



      EXHIBIT
      NUMBER               DESCRIPTION
      ------               -----------
      4.01                 Certificate of Incorporation (incorporated by reference to Exhibit 3.01,
                           Registration Statement on Form S-1, SEC File No. 33-42810)

      4.02                 Form of Indenture (incorporated by reference to Exhibit 4.03 to Company's Form 10-Q for the quarter ended March 31, 1997)

      4.03                 Certificate of Designation of Series A Junior Participating Preferred Stock
                           (incorporated by reference to Exhibit 3.02 to Form 8-A, filed with the Commission on December 7,
                           1995)

      4.04                 Rights Agreement dated as of December 4, 1995 between the Company and Harris Trust and Savings Bank, as
                           Rights Agent (incorporated by reference to Exhibit 1 to the Company's Form 8-A filed with the
                           Commission on December 7, 1995)

      4.05                 Certificate of Designation of Series B 6% Cumulative Convertible Exchangeable
                           Preferred Stock (incorporated by reference to Exhibit 3.04 to the Company's Form 10-Q for the quarter ended March 31, 1997)

      4.06                 Specimen Certificate for Series B 6% Cumulative Convertible Exchangeable Preferred
                           Stock (previously filed)

      4.07                 By-Laws (incorporated by reference to Exhibit 3.03 to the Company's Registration
                           Statement on Form S-1, SEC File No. 33-42810)

      5.01*                Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered

      12                   Statement of Computation of Ratios (included in Part I to the Registration
                           Statement)

      23.01*               Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01)

      23.02*               Consent of Arthur Andersen LLP

      24.01                Power of Attorney (contained on signature page)

      25*                  Statement of Eligibility of Harris Trust and Savings Bank as Trustee

 -----------------



     * Filed herewith

    (b)  Financial Statement Schedules.

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Tippecanoe, State of Indiana on March __, 1998.


                         WABASH NATIONAL CORPORATION


                         By:  /s/ Mark R. Holden
                              --------------------------------------------------
                             Mark R. Holden
                             Vice President-Chief Financial Officer and Director





   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Date:  March __, 1998         /s/   Donald J. Ehrlich*
                              ------------------------------------------------
                              Donald J. Ehrlich
                              Chief Executive Officer, President and Chairman
                              of the Board of Directors




Date:  March __, 1998         /s/   Mark R. Holden
                              ------------------------------------------------
                              Mark R. Holden
                              Vice  President--Chief Financial Officer
                              and Director
                              (Principal Financial Officer and Principal
                               Accounting Officer)



Date:  March __, 1998         /s/   Richard E. Dessimoz*
                              -----------------------------------------------
                              Richard E. Dessimoz
                              Vice President and Director



Date:  March __, 1998         /s/   John T. Hackett*
                              -----------------------------------------------
                              John T. Hackett
                              Director



Date:  March __, 1998         /s/   E. Hunter Harrison*
                              -----------------------------------------------
                              E. Hunter Harrison
                              Director



Date:  March __, 1998         /s/   Ludvik F. Koci*
                              -----------------------------------------------
                              Ludvik F. Koci
                              Director



                              *By:  /s/   Mark R. Holden
                                    -----------------------------------------
                                    Attorney-in-fact



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